UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2011

BIOPACK ENVIRONMENTAL SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-29981
(Commission File Number)

91-2027724
(IRS Employer Identification No.)

Room 1302, 13/F, Enterprise Centre, 4 Hart Avenue, Tsim Sha Tsui, Kowloon, Hong Kong
(Address of principal executive offices and Zip Code)

+852.3586.1383
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events.

On June 1, 2011, the People’s Court of Guandong Jiangmen Pengjiang District held a hearing relating to our landlord’s claim for unpaid rent for our factory plus penalty interest and other claims. The landlord has made a claim for payment of overdue rent in the amount of RMB 1,236,000, penalty interest in the amount of RMB 1,067,930 and a claim for potential loss of income in the amount of RMB 618,000, for a total amount claimed of RMB 2,921,930 (approximately $451,379).

At the hearing, we were informed that the court intends to issue a judgment on June 14, 2011. If a settlement with the landlord with respect to this matter is not reached by then, we expect that our factory assets will be seized and the process of selling them by auction to satisfy the claim will begin on June 14, 2011. We anticipate the enforcement date will be effective 7 to 10 days from June 14, 2011. We understand that the court will randomly select a valuation company and an auction company to assist it in this process and that this auction proceeding will last two to three months. Once the assets are sold, the court will decide on the distribution of the proceeds from the auction proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

By:	/s/ Gerald Lau
Gerald Lau
President, Chief Executive Officer and Director
Dated: June 3, 2011